EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and management’s report on the effectiveness of internal control over financial reporting of Enstar USA, Inc. dated March 16, 2007, appearing in the Annual Report on Form 10-K of Enstar Group Limited for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Birmingham, Alabama
January 25, 2008